EXHIBIT 2.1

                        CONFIDENTIAL TREATMENT REQUESTED

The symbol "[***]" is used throughout this exhibit to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission.

                               PURCHASE AGREEMENT

         AGREEMENT ("Agreement") made this 14th day of April 2003 between Human Pheromone Sciences, Inc., with offices located at 84 West Santa Clara Street, Suite 720, San Jose, California 95113 ("HPSI" or the "Seller") and Niche Marketing Group, Inc., with offices located at 35 Engel Street, Hicksville, New York 11801 ("NICHE" or the "Buyer") (collectively referred to as the "Parties").

                                    RECITALS

         A. WHEREAS, HPSI is the owner, licensor and distributor of REALM(R) and innerREALM(R) product lines worldwide;

         B. WHEREAS, NICHE currently is licensed by HPSI to produce, promote, advertise and sell REALM(R) and innerREALM(R) fragrances and toiletry products, line extensions and new products in various identified Territories as more particularly set forth in the LICENSE PURCHASE AGREEMENT between HPSI and NICHE dated April 24, 2000, AMENDMENT TO LICENSE PURCHASE AGREEMENT dated June 23, 2000 and AMENDMENT TO LICENSE PURCHASE AGREEMENT, dated March 8, 2002 (collectively, "LPA");

         C. WHEREAS, HPSI has, notwithstanding the LPA with NICHE retained sole and exclusive rights to market, produce, promote, advertise and sell REALM(R) and innerREALM(R) fragrances and toiletry products, line extensions and all new products in the "Excluded Territories" as set forth in the LPA;

         D. WHEREAS, NICHE is desirous of acquiring the assets and worldwide ownership rights of HPSI in and to the REALM(R) and innerREALM(R) product lines (the "Brands") including the associated trademarks, trade names, and trade dress and all goodwill associated therewith, copyrights, fragrance solution technical information, manufacturing and production techniques, fragrance formulas, inventories, customer information, distributor agreements, and certain trade secrets relating to the goods in the REALM(R) and innerREALM(R) product lines;

         E. WHEREAS, NICHE is further desirous of acquiring conditional permission of Seller to arrange for the manufacture of pheromones, an ingredient used and identified with the product lines in the event Seller is unable to timely do so without acquiring or compromising any proprietary rights or trade secrets of HPSI relating to pheromone production technology, formulas, blending or manufacturing techniques; and HPSI is willing to permit such manufacture while at all times retaining ownership of such rights and secrets;

         F. WHEREAS, HPSI desires to sell and transfer to NICHE the assets and worldwide ownership rights of HPSI in and to the REALM(R) and innerREALM(R) product lines (the "Brands") including the associated trademarks, trade names, and trade dress and all goodwill associated therewith; copyrights, fragrance solution technical information, manufacturing and production techniques, fragrance formulas; inventories, customer information, distributor agreements, and certain trade secrets relating to the goods in the REALM(R) and innerREALM(R) product lines.

WHEREFORE, the Parties agree as follows:

         1. Sale of Assets. Seller agrees to sell and Buyer agrees to buy from Seller, the REALM(R) and innerREALM(R) product lines and all of Seller's right, title and interest in the assets necessary to manufacture, distribute and sell such product lines except as specified in Paragraph 7 hereto with respect to the pheromones (collectively, the "Business") on a worldwide basis for an amount of $1,886,000 (the "Purchase Price"), of which $420,000 previously was paid to Seller by the Buyer as a prepaid royalty under the License Purchase Agreement dated April 24, 2000, and the balance of the $1,466,000 as follows:

                  (a) $1,280,000 upon signing of this Agreement ("Closing Date"); and

                  (b) $186,000, in equal monthly payments of $31,000 each over a six-month period, commencing on the first day of the first month following the execution of this Agreement.

Included in such sale are all trademarks, trade names and trade dress associated with the Business and all goodwill associated therewith; all copyrights in and to any materials relating to the Business; the inventory described in Exhibit 3 hereto (the "Additional Inventory") the fragrance solution technical information, manufacturing and production techniques, certain associated trade secrets, formulas, blends, know-how, and all other information reasonably necessary to permit Buyer to manufacture and distribute the REALM(R) and innerREALM(R) fragrances and toiletry products, except as specified in Paragraph 7 hereto with respect to the pheromones; Seller's customer lists and distributor information; and the exclusive and worldwide rights to market, produce, promote, advertise, sell and distribute or have marketed, produced, advertised, sold and distributed REALM(R) and innerREALM(R) fragrances and toiletry products and any line extensions in the category covered by the trademarks, providing such line extensions bear the name REALM in some format in the trademark or trade name. Also included in such sale is all of Seller's right, title and interest in and to all tools, dies, molds, graphics, promotional materials, packaging, patterns, displays, and the mechanicals to all chromes, maps, brochures, kits, and sales literature that were turned over to Buyer pursuant to the LPA (the "Inventory"). Buyer hereby acknowledges its receipt of the Inventory.

         2. Trademarks, Trade Names, Trade Dress and Copyrights. Seller represents and warrants that: (a) Seller owns all right, title and interest in and to the trademarks, trade names and trade dress and all goodwill associated therewith, domain names, and copyrights (collectively, the "IP Rights") in the countries or territories (the "Territories") identified in Exhibit 1 hereto, (b) each of the United States trademark registrations of Seller identified in
Exhibit 1 is subsisting and, to Seller's knowledge, has not been adjudged invalid, unregistrable, or unenforceable, in whole or in part, and is, to Seller's knowledge, valid, (c) each of the foreign trademark applications and registrations of Seller identified in Exhibit 1 is subsisting and, to Seller's knowledge, has not been adjudged invalid, unregistrable, or unenforceable, in whole or in part, and is, to Seller's knowledge, valid, (d) Seller timely has submitted all filings, fees, and taxes and has taken such other measures as are required to maintain the validity of each trademark application and registration and the domain name registration identified in Exhibit 1 through the Closing Date; (e) Seller has all authority necessary to enter into this Agreement and this Agreement has been executed by an authorized signatory of Seller, (f) the execution, delivery, and performance of this Agreement does not and will not violate any law or any agreement or other instrument to which Seller is a party, and (g) Seller will execute on the Closing Date a General Intellectual Property Assignment Agreement of the IP Rights on behalf of the Buyer, substantially in the form of Exhibit 2 attached hereto.

         After the Closing Date, Seller timely and at its own expense will execute and deliver or have executed and delivered to Buyer any confirmatory assignment documents required to transfer "record title" to Buyer in all relevant trademark or copyright offices where IP Rights exist and are identified on Exhibit 1. It is the responsibility of the Seller to maintain the IP Rights through the Closing Date and is the responsibility of the Buyer to do so from the Closing Date forward. Seller represents and warrants that no action must be taken to maintain the IP rights within ninety (90) days after the Closing Date, except as set forth in Exhibit 1 hereto. To ensure the continuity of the IP Rights, the Buyer shall reimburse the Seller for any reasonable costs incurred by the Seller in connection with meeting any maintenance deadline for the IP Rights occurring on or after January 1, 2003. Such reimbursement shall be made at the later of thirty days after the Closing Date or thirty days after the Seller has invoiced the Buyer.

         3. Trade Secrets. Seller represents and warrants that the formulas, manufacturing and production techniques, and all other know-how needed to manufacture the REALM(R) and innerREALM(R) fragrances and toiletry products being transferred are trade secrets and that Seller has taken reasonable precautions to maintain the secrecy of such trade secrets. Seller further represents and warrants that said formulas and the use thereof pursuant to the specifications to be provided to Buyer by Seller under this Agreement do not infringe the patent or trade secret rights of any third party.

         4. Additional Inventory.

                  4.1 Seller represents and warrants that it is the owner of all right, title, and interest in and to the Additional Inventory described in
Exhibit 3 hereto, except as explicitly set forth in subparagraph 4.1. Seller previously pledged the Additional Inventory as collateral under a Revolving Credit Agreement with Mid-Peninsula Bank ("Bank"). Seller represents and warrants that simultaneous with the signing of this Agreement, Seller will pay any and all amounts due and outstanding under such Revolving Credit Agreement and will take all necessary steps to ensure that the Bank has released all claims in or to the Additional Inventory prior to the signing of this Agreement. On the Closing Date, Seller will deposit the Bank's Uniform Commercial Code releases with Seller's attorney provided that Buyer has wire transferred immediately available U.S. funds in the amount of not less than $1,280,000 to Seller's attorney's trust account.

                  4.2 Seller will bear the risk of loss, damage or destruction of the Additional Inventory prior to the execution of this Agreement. Buyer will bear the risk of loss upon execution of this Agreement.

                  4.3 Seller shall hold a lien on the Additional Inventory and the products or proceeds thereof in the amount not to exceed the balance of the Purchase Price owed by Buyer to Seller, until the Purchase Price is fully paid. Seller shall not file any financing statement under the Uniform Commercial Code based on said lien.

                  4.4 Seller will not charge Buyer for any pheromone components contained in the Additional Inventory.

         5. Open Purchase Orders. Seller warrants that it has no open purchase orders for goods or services relating to the Business, other than for the purchase of pheromones. Seller represents and warrants that it is and will continue to be in compliance with the terms of any agreements with vendors of pheromones.

         6. Inventory not Purchased by Buyer. Annexed hereto as Exhibit 3A is a list of Seller's remaining inventory that Buyer has elected not to purchase from Seller (the "Remaining Inventory"). Seller shall have the right to sell the Remaining Inventory to a third party. However, the Seller shall not have the right to sell the Remaining Inventory products into the U.S. Department Store Market. In the event that Seller reaches agreement with a third party to purchase any or all of the Remaining Inventory , Seller shall give notice to Buyer of the products, purchase price, terms or conditions of sale pursuant to Paragraph 21. Buyer shall have one week to exercise a right of first refusal to purchase such Remaining Inventory from the Seller at the price and upon the terms and conditions negotiated by the Seller with the proposed unrelated third party buyer. Buyer shall exercise the right of first refusal by written notice pursuant to Paragraph 21. Unless otherwise provided for by the sales terms and conditions, Buyer shall make payment for such product within thirty days of shipment.

         7. Pheromones.

                  7.1 Ownership of Pheromone Know-How. The final blending proportions of the pheromones and formulas therefore constitute proprietary information and remain the sole property of the Seller. Such proprietary information specifically is not transferred to Buyer. Buyer represents and warrants that it will not without authorization from Seller attempt to analyze or reverse engineer human pheromone components nor any blends sold to Buyer for use in REALM(R) and innerREALM(R) fragrances and toiletry products and any line extensions containing pheromones provided by HPSI.

                  7.2 Provision of Pheromone Know-How. On the Closing Date, Seller shall provide Seller's proprietary information with respect to the final blending proportions of the pheromones and pheromone solution ingredients but not the process of how to make the actual pheromones. On the Closing Date, Seller also shall provide to Buyer a description of Seller's then-present storage and safety procedures used in connection with the pheromones and pheromone blends.

                  7.3 Escrow of Pheromone Know-How. On the Closing Date, Seller shall produce to Buyer (a) an executed agreement confirming that there is in escrow with Ungerer and Tom Malone or another mutually agreed escrow agent a copy of the current specifications for product formulas, a detailed specification and description of the pheromone manufacturing processes and procedures, quality assurance procedures, and the contact information of the two
(2) individuals having the greatest knowledge of how to source, manufacture and blend the human pheromone components in commercial quantities and (b) an affidavit executed by an executive of Fermic Laboratory, Inc. attesting that the escrowed materials accurately reflect all of the information needed to produce the current human pheromone components used by Seller in connection with the Brands. Thereafter, Seller shall escrow and provide a similar affidavit with respect to any material modifications in the information that has been escrowed.

                  7.4 Sale of Pheromones. With the sole exception of the pheromone components contained in the Additional Inventory, Seller will sell to Buyer and Buyer will buy the human pheromone components in the same blend as currently used by Seller in connection with the Business at a cost not to exceed $[***] per gram, FOB Seller's facility. Seller will not enter into any agreement with any vendor that would artificially inflate the price of the pheromones to the Buyer.

                  7.5 Supply of Pheromones to Buyer.

                           7.5.1 This is a requirements  contract.  Seller shall
use its best efforts to ensure that an adequate supply of pheromones will be available to Buyer for use in connection with the Business. Since the lead-time to produce pheromones currently is three months, Buyer will place a Purchase Order for the pheromones with the Seller at least 90 days prior to the date the pheromones are needed. Seller represents and warrants that it shall use its best efforts to obtain pheromones and make them available to Buyer within 90 days' receipt of a Purchase Order therefore. Buyer understands and acknowledges that the lead-time to produce pheromones may change from time to time. Should the lead time for production of pheromones be reasonably anticipated to exceed three months Seller shall notify Buyer so that Buyer can adjust its purchase quantities to meet its own product production schedules. Once Seller has obtained pheromones pursuant to a Purchase Order, it may issue an invoice for said pheromones to Buyer. Buyer will pay such invoice within thirty (30) days' receipt thereof. Seller represents and warrants that all amounts shipped to Buyer will be usable for the period as forecast by the Buyer. Buyer shall have the obligation to advise Seller in advance of shipment the forecasted period of use of the pheromones. After Seller has received pheromones pursuant to a Purchase Order, Seller shall deliver pheromone blends to Buyer or its designee within ten (10) days' receipt of a request from Buyer for the delivery of such pheromone blends in quantities as designated by Buyer.

                           7.5.2 Until Seller  receives a delivery  request from
Buyer, Seller will hold at its own cost the pheromones that have been purchased by the Buyer in Seller's facility or a qualified laboratory environment for safety purposes, and will confirm to Buyer, at least quarterly, the quantity of pheromones being held by Seller or its designee on behalf of the Buyer, the current address where such pheromones are being held, and the current contact information for the two (2) individuals having the greatest knowledge of how to source, manufacture and blend the human pheromone components in commercial quantities. Buyer understands and acknowledges that all stockpiled human pheromone components will be stored without blending. Seller represents and warrants that all human pheromone components supplied to Buyer shall be of uniform quality and that Seller shall use all reasonable care in storing said components to prevent degradation, contamination or alteration of the components. Seller shall provide to Buyer with each delivery of pheromones a quality certificate identifying the pheromones being delivered and the purity of said pheromones. The purity of all pheromones delivered by Seller to Buyer shall be no less than 95%.


                           7.5.3 If Seller is unable to  provide  pheromones  to
Buyer as contemplated in Paragraph 7.5.1 above, Buyer shall have permission to purchase the pheromones directly from Seller's vendor or a third party supplier. Seller shall fully cooperate with Buyer in locating a third party supplier(s), and shall permit such third party supplier(s) to complete Buyer's supply requirement of pheromones. In such event, the escrowed materials shall be released to the third party supplier, following the execution of a confidentiality agreement substantially in the form of Exhibit 7 hereto, solely for the purpose of manufacturing or blending human pheromone components for sale to Buyer to produce the Brands. After the first occasion when Buyer obtains pheromones from a supplier other than Seller pursuant to the terms of this paragraph 7.5.3, Buyer shall submit its subsequent Purchase Orders for pheromones to Seller unless and until Seller again is unable to provide pheromones to Buyer as contemplated in Paragraph 7.5.1 hereto (the "Second Occasion"). After the Second Occasion, Buyer shall have no obligation to purchase pheromones from Seller and may in its sole discretion continue to use another supplier.

                           7.5.4  Product  Line  Extensions.  In the event  that
Buyer wishes to extend its product line to include additional products containing the pheromones, Buyer shall give Seller a right of first refusal to supply Buyer with such additional pheromones as it may require as a result of the product line extension.

                  7.6 Buyer's Rights if Seller Ceases to Sell Pheromones. In the event that Seller ceases to sell the human pheromone components, it shall give Buyer at least 90 days advance written notice. Buyer's rights to obtain an alternate supplier shall be governed by paragraph 7.5.3 above.

                  7.7 Insurance Policies to Be Carried With Respect to the Pheromones and Brands.

                           7.7.1 Seller  represents and warrants that during the
term of this Agreement it will (a) include Buyer as an additional insured on its Ocean Cargo Insurance Policy No. OC-96105800; (b) include Buyer as an additional insured on its General Liability Policy No. 57CES0A1673; (c) maintain such policies or policies having at least the same amount and extent of coverage; (d) provide written notice to Buyer no less than thirty (30) days prior to the effective date of any amendment to or discontinuation of either such policy; and
(e) provide Buyer with evidence of coverage under such policies, such as certificates of insurance or renewal, on or prior to the Closing Date and within ten (10) days of each renewal of such policies.

                           7.7.2 Buyer  represents  and warrants that during the
term of this Agreement it will (a) include Seller as an additional insured on its Commercial General Liability Policy No. 12 UEN UJ6325with The Hartford and Chubb Group excess policy 12UENJ3461; (b) maintain such policies or policies having at least the same amount and extent of coverage; (c) provide written notice to Seller no less than thirty (30) days prior to the effective date of any amendment to or discontinuation of either such policies; and (d) provide Buyer with evidence of coverage under such policies, such as certificates of insurance or renewal, on or prior to the Closing Date and within ten (10) days of each renewal of such policies.

         8. Accounts Due from Current REALM and innerREALM Distributors. Amounts due to the Seller as of the Closing Date based on goods provided by Seller to its distributors in Southeast Asia are not contained in the assets being sold under this Agreement and are specifically excluded. Any such accounts receivable shall remain the property of the Seller and collection is the responsibility of the Seller. However, if any such distributor does not honor its liability to the Seller, but continues to purchase REALM(R) and innerREALM(R) fragrances and toiletry products from Buyer, Buyer will, upon written request from Seller cooperate with Seller to facilitate the prompt payment by distributor to Seller unless the distributor is able to offer irrefutable evidence that it does not owe any such amount to Seller.

         9. Representations and Warranties of Seller. In addition to the other representations and warranties set forth herein and as an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants to Buyer that (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California, (b) Seller has full power and authority to execute and deliver and perform this Agreement and (c) the execution, delivery and performance of this Agreement by Seller have been duly and validly authorized and approved by Seller's Board of Directors. No other corporate proceedings on the part of the Seller are necessary to authorize the consummation of the transactions contemplated by this Agreement.

         10. Representations and Warranties of Buyer. In addition to the other representations and warranties set forth herein and as an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer represents and warrants to Buyer that (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of New York, (b) Buyer has full power and authority to execute and deliver and perform this Agreement and (c) the execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized and approved by Buyer's Board of Directors. No other corporate proceedings on the part of the Buyer are necessary to authorize the consummation of the transactions contemplated by this Agreement.

         11. Purchase of Products by Seller after the Closing. Seller shall have the right to purchase REALM(R) and innerREALM(R) fragrances and toiletry products from the Buyer for its personal needs only (local donations, personal usage, personal gifts, etc.) and not for resale. Such purchases will be limited to $1,000 annually, based upon the manufacturer's suggested retail price for the United States, minus ninety (90) percent. Such products may not be commercially sold, commercially distributed or repackaged by Seller.

         12. Execution of Documents by Seller after Closing. After the Closing Date, Seller timely and at its own expense will execute and deliver to Buyer any confirmatory assignments, filings, or such other documents as are reasonably necessary to permit Buyer to enjoy the rights conferred to Buyer under this Agreement.

         13. Advertising/Claims. In no event may the Buyer under any circumstances make any direct or indirect pharmaceutical or therapeutic claims for the Brands (including, without limitation, any claim of affect on bodily functions or any claim of any biochemical or physiological change) which would require regulatory approval by the United States Food and Drug Administration, or equivalent agency outside the United States if it were marketed in the United States (the "Restricted Claims"). Buyer shall not be liable for Restricted Claims made without Buyer's authorization or approval by third parties who purchase the Brands from the Buyer (collectively, the "Purchasers"). Buyer shall advise Purchasers in writing prior to entering into any transaction with such Purchasers that the Restricted Claims may not be made. If Buyer learns that any Purchaser or third party has made or is making any Restricted Claim, it shall demand in writing that the Purchaser or third party cease and desist from making such Restricted Claim(s). If the Purchaser fails to comply with Buyer's demand within sixty (60) days' receipt thereof, Buyer shall terminate any relationship with the Purchaser pertaining to the Brands. In the event that a claim is made against Seller or Seller is found liable by reason of Buyer's breach of this Paragraph 13, Buyer shall indemnify and hold Seller harmless from the corresponding claims, damages, litigation, judgments, costs and expenses, including reasonable attorneys' fees and costs, subject to the terms of Paragraph 16.1 hereto.

         14. Assignment of Distribution Agreements. Seller has entered into a Distribution Agreement with Fits Corporation K.K., a Japanese Corporation, on September 14, 2000, as amended on March 12, 2001 and as further amended on January 16, 2002 for the sale of REALM(R) fragrances in Japan. The agreement and the amendments thereto, copies of which are attached hereto as Exhibits 4, 4A and 4B, expires on September 14, 2003, unless extended in writing by the Seller not less than sixty days prior to its scheduled expiration.

         On March 22, 2001, Seller entered into a Distribution Agreement with Fits Corporation K.K., a Japanese Corporation, for the sale of its innerREALM fragrances in Japan. The agreement, a copy of which is attached as Exhibit 5 hereto, expires on March 22, 2004, unless extended in writing by the Seller not less than sixty days prior to its scheduled expiration. Fits is currently in violation of this agreement since it has not fulfilled its minimum annual purchase requirements of the innerREALM product since inception; formal notice of such violation has not been made by the Seller to Fits.

         On April 17, 2002, Seller entered into a Distribution Agreement with Natural Science Company, Ltd., a Korean Corporation, for the sale of REALM and innerREALM fragrances in Korea. An amendment to the agreement was made by e-mail on January 17, 2002. The agreement will expire on April 17, 2005, unless extended in writing by the Seller not less than sixty days prior to its scheduled expiration. The agreement and the e-mail amendment are incorporated hereto as Exhibits 6 and 6A.

         In accordance with the terms of these agreements, Seller is not prohibited from the assignment of these agreements to any successor in interest to the Brands. Accordingly, as part of this Agreement, Seller will assign all of its rights, duties and obligations as set forth in each agreement above to Buyer upon execution of this Agreement. Buyer agrees to accept such assignment and to expressly assume all of Seller's obligations under said agreements. Buyer's assumption of the obligations of Seller to perform under these agreements shall be effective upon the date of execution of this Agreement, and nothing contained herein shall have the effect of causing Buyer to have assumed or be responsible for any financial obligations of Seller that arose under such agreements prior to or on the date of execution of this Agreement; regardless of whether such pre-Closing Date obligations arose in the ordinary course of business or as a result of any breach or default by Seller.

         15. Force Majeure. Seller shall be released from its obligations under this Agreement in the event that governmental regulations, act of God, war, riot, fire, strike or other labor dispute, epidemic or other causes beyond the control of Seller, render performance by the Seller impossible or impracticable.

         16. Indemnity. 16.1 Buyer will at all times indemnify, defend and hold harmless Seller from and against any and all claims, damages, litigation, judgments, costs and expenses, including reasonable attorneys' fees and costs (including those incurred in enforcing this provision), caused by or arising out of any act or omission of Buyer including any alleged defects in the product, excluding any defects relating to the pheromones purchased from Seller, or any breach by Buyer of its representations or warranties under this Agreement.

                  16.2  Seller  will at all  times  indemnify,  defend  and hold harmless Buyer from and against any and all claims, damages, litigation, judgments, costs and expenses, including reasonable attorneys' fees and costs (including those incurred in enforcing this provision), caused by or arising out of any acts or omissions of Seller, including any alleged defects in the pheromones purchased from Seller, or any breach by Seller of its representations or warranties under this Agreement. Specifically included in such indemnification obligations from Seller to Buyer are claims pertaining to damage caused by virtue of the properties of the pheromones obtained from Seller. Specifically excluded from any indemnification obligations from Seller to Buyer are any claims pertaining to Brands or product line extensions in which the formulas and blends transferred herein have been altered, the concentrations of pheromones used in the products are other than as recommended by Seller, or there has been a misapplication or misuse of the product.

                  16.3 Promptly following receipt by an indemnified party of notice of the commencement of any action or legal proceeding or the written assertion of any claim or demand with respect to an indemnified matter or any claim or loss with respect to an indemnified matter, the indemnified party shall notify the indemnifying party in writing (the "Claim Notice"). The indemnifying party shall at its own cost and expense, assume the defense of such indemnified matter within thirty (30) days following receipt of the Claim Notice. The indemnifying party may, in its sole discretion, defend, settle or compromise any indemnified matter upon reasonable prior notice to the indemnified party provided that (a) such indemnifying party shall be solely liable in respect of losses arising therefrom (whether by payment of any judgment, settlement, amount or indemnity hereunder), and (b) shall secure a complete and unconditional release from any claimant of the indemnified claims against the indemnified party with a waiver of the provisions of California Civil Code Section 1542; and
(c) such indemnifying party shall not settle any such indemnified claims against the indemnified party or to the extent it involves remedies other than monetary damages without the prior written consent of the relevant indemnified person, which consent shall not be unreasonably withheld. The indemnifying party shall give reasonable notice to the indemnified party of any proposed settlement and shall provide a copy of any executed settlement agreement.

         17. Guaranty. As a direct inducement to enter into this Agreement under the terms and conditions set forth herein, including Seller's consent to accept Niche Marketing Group, Inc. as the Buyer, Northern Group, Inc. hereby personally guarantees each and every act, payment, covenant, representation, warranty and required performance as called for by Buyer including all provisions of a continuing nature or which survive this Agreement, and any amendments or extensions hereto. In addition, Guarantor represents and warrants to Seller that
(a) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of New York, (b) Guarantor has full power and authority to execute and deliver and perform its obligations under the Agreement and (c) the execution, delivery and performance of this Agreement by Guarantor have been duly and validly authorized and approved by Guarantor's Board of Directors. No other corporate proceedings on the part of the Guarantor are necessary to authorize the consummation of the transaction contemplated by this Agreement.

         18. Waiver; Modification. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing. No waiver by either party of the breach or defaults of this Agreement shall be deemed a waiver by that party of any other breach or defaults.

         19. Entire Agreement. This Agreement including Exhibits represents the entire understanding between Seller and Buyer; it represents the culmination of negotiations over an extended period of time and is intended to be the final written fully integrated agreement between the parties. It shall not be modified or amended unless in writing signed by all parties or its subsidiaries. This Agreement supercedes and replaces any previous agreements between the Buyer and Seller or any of their affiliates, including but not limited to the LPA dated April 24, 2000 (and the Amendments of June 23, 2000 and March 8, 2002), except as to any pending obligations or liabilities between the Parties as of the Closing Date which shall survive until paid or performed. In addition, all provisions contained in such prior agreements, which by their terms are expressly deemed to survive, will survive and bind the respective Parties and their Guarantors.

         20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California as an agreement made and performed in that state. In the event any legal action or other proceeding is commenced to enforce any provision of this Agreement or as a result of the breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled, in addition to any other relief to which the party may be entitled, to recover reasonable attorneys' fees and costs of litigation incurred in such action or proceeding.

         21. Notices. Notices by either party to the other shall be given by fax, if possible, and by registered or certified mail, return receipt requested, with proof of delivery, all charges prepaid, or by a recognized domestic or international overnight mail provider (Federal Express, etc.). Notice shall be effective upon receipt. All statements, and notices shall be sent to the respective addresses of Seller and Buyer as follows:

          To Seller:
          ----------

          Human Pheromone Sciences, Inc.
          Attention:  Chief Executive Officer
          84 West Santa Clara Street, Suite 720
          San Jose, CA 95113
          (408) 938-3025 facsimile

          With a copy to:
          --------------

          William B. Clayton, Jr., Esq.
          Clayton & McEvoy, P.C.
          333 West Santa Clara Street, Suite 950
          San Jose, California 95113
          (408) 293-4172 facsimile

          To Buyer:
          ---------

          Niche Marketing, Inc./Northern Group, Inc.
          Attn:   Robert Crames, CEO; Charles Famoso, CFO
          35 Engel Street
          Hicksville, New York 11801
          (516) 681-3632 facsimile

          With a copy to:
          ---------------

          Catherine M. Clayton, Esq.
          Paul, Hastings, Janofsky & Walker
          75 East 55th Street
          New York, NY  10022
          (212) 319-4090 facsimile

          To Guarantor:
          -------------

          Maurice Reissman
          Vice Chairman and COO
          Northern Group
          35 Engel Street
          Hicksville, NY  11801
          (516) 681-3632 facsimile

         22. Arbitration. Should a dispute arise between Seller and Buyer pertaining to the performance of any party, or the interpretation of any term of this Agreement that dispute shall be subject to binding arbitration pursuant to the Commercial Rules of the American Arbitration Association. If brought by Seller, the arbitration shall be conducted in Nassau County, New York. If brought by Buyer, the arbitration shall be conducted in Santa Clara County, California. Nothing in this Agreement shall prevent any party from seeking extraordinary relief to compel or prevent actions, activities or conduct of the other party in breach of this Agreement. Judgment upon any award of the arbitrator may be entered in a court of competent jurisdiction.

         23. Confidentiality. Neither Seller nor Buyer shall, without the approval of the other, make any press release or other public announcement concerning the transaction contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, Buyer hereby consents to Seller issuing a press release with respect to this Agreement promptly after the execution of this Agreement.

         24. Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such provision shall be severed from this Agreement and the other provisions shall remain in full force and effect.

         25. Payment of Taxes. Buyer shall pay all sales, use, value added, or other taxes, federal, state or otherwise, which are levied or imposed by reason of the transaction contemplated by this Agreement, except taxes arising from income of Seller with respect to this Agreement.

         26. Survival of Provisions. Notwithstanding the expiration or termination of this Agreement it is agreed that those rights and obligations which by their nature are intended to survive such expiration or early termination shall survive, including, but not limited to acknowledgement of ownership/title, indemnification, and confidentiality.

         27. Contract Expenses. Each Party shall bear all of its expenses, including attorney fees, in connection with the negotiation of the documentation of this Agreement.

         28. Terms of Payment. Each Party shall deliver all amounts due to the other Party by check or wire transfer, as agreed by the Parties.

         29. Turnover of Intellectual Property Files and Schedule. On the Closing Date, Seller will provide Buyer with the trademark, trade name, trade dress and copyright files in Seller's possession, and a listing of the trademarks, trade names, trade dress and copyrights associated with the Business and all applications and registrations therefore, prepared by Seller's intellectual property counsel, Ladas & Parry. Such turnover shall not in any way be deemed a waiver of the attorney client privilege.

         30. Accounts Payable/Receivable between Buyer and Seller. All accounts receivable and payable between the Buyer and the Seller other than those arising from execution of this agreement, and all of Sellers and Buyer's payment obligations under the LPA have been settled prior to the execution of this Agreement.

         31. No Finder. Neither Seller nor Buyer nor any person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary, for or on account of the transactions contemplated by this Agreement.

         32. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties hereto and delivered to each of Seller and Buyer. In order to facilitate the Close, the Parties agree to accept facsimile signatures exchanged between counsel for the respective Party, with the original signatures to be delivered to counsel by Federal Express or other overnight carrier.

"Seller"                                            "Buyer"


HUMAN PHEROMONE SCIENCES, INC.                      NICHE MARKETING GROUP, INC.


/s/  William P. Horgan                              /s/ Charles Famoso
      CEO                                                Chief Financial Officer

The undersigned, as Guarantor, has read the terms and conditions of the within Agreement (consisting of thirteen (13) pages) executed by and between Niche Marketing, Inc. as Buyer and Human Pheromone Sciences, Inc., as Seller, agrees to be bound by its terms and to Guarantee the performance of Buyer as that term is understood in the Agreement.

"Guarantor"


NORTHERN GROUP, INC.


/s/  Charles Famoso
     Chief Financial Officer

EXHIBIT 1


                              Schedule of IP Rights

Trademarks:

Country                  Trademark             Next Action Date     Registration #
-------                  ---------             ----------------     --------------
Argentina                  REALM                    1/18/06         1588848
Australia                  REALM                    4/22/03         601014
Austria                    REALM                    7/16/03         148236
Bahrain                    REALM                    5/25/07         TM 22074
Benelux                    REALM                    4/22/03         526497
Brazil                     innerREALM               12/07/09        819907812
Brazil                     REALM                    3/19/06         817216367
Canada                     REALM                    5/06/09         427052
Canada                     innerREALM               1/25/15         522135
Chile                      innerREALM               12/16/08        529947
Chile                      REALM                    12/16/08        529948
China                      REALM                    1/13/05         724588
Colombia                   innerREALM               3/17/08         206640
Colombia                   REALM                    2/22/11         236040
Czech Republic             REALM                    4/23/03         179752
Denmark                    REALM                    6/25/03         4612/93
France                     REALM                    4/28/03         93466101
Germany                    REALM                    4/27/03         2103368
Greece                     REALM                    5/03/03         113948
Hong Kong                  REALM                    4/24/14         10904/1995
India                      REALM                    11/20/03        736472 (Application)
Ireland                    REALM                    4/22/10         156581
Israel                     REALM                    11/10/11        95421
Italy                      REALM                    4/23/03         660258
Japan                      REALM                    3/29/06         3130208
Kuwait                     REALM                    2/24/07         32835
Mexico                     REALM                    4/28/03         451414
Norway                     REALM                    11/10/04        165353
Oman                       REALM                    12/11/06        14834 (Application)
Paraguay                   innerREALM               4/21/08         202395
Paraguay                   REALM                    4/20/08         202331
Portugal                   REALM                    7/19/04         291345
Qatar                      REALM                    12/12/06        16084 (Application)
Saudi Arabia               REALM                    12/17/06        553/93
Singapore                  REALM                    4/22/03         3031/93
Slovak Republic            REALM                    4/30/03         172759
Republic of S. Africa      REALM                    6/22/03         5213/93

South Korea                REALM                    6/22/03         291084
Spain                      REALM                    4/26/03         1758010
Sweden                     REALM                    2/11/04         255260
Switzerland                REALM                    4/23/03         411547
Thailand                   REALM                    4/27/03         244276/KOR12812
Taiwan                     REALM                    11/31/03        617801
United Arab Emirates       REALM                    3/9/07          14129
United Kingdom             REALM                    4/22/10         1532964
United States              REALM                    12/13/04        1867411
                           REALM                    9/23/07         2099664
                           innerREALM               6/30/08         2169749
                           Men's Bottle Dev         12/20/04        1868809
                           Men's Bottle Device      5/13/07         2061700
                           REALM Roulette           11/24/08        2205136
                           Women's Bottle Dev       12/27/04        1870296
                           Women's Bottle Dev       10/14/07        2105624
Uruguay                    REALM                    12/28/10        294630

Venezuela                  REALM                    7/10/05         P178185



Trademark Customs Deposits:

United States              REALM                    12/13/04        1867411
United States              REALM                    5/21/06         1975469


Copyrights:

United States     REALM Men's Cologne Package       Not App.        VA 789-745
United States     REALM Women's EDT Package         Not App.        VA 789-744


Copyright Customs Deposits:

United States     REALM Men's Cologne Pkg.          Not App  VA     789-745
United States     REALM Women's Cologne Pkg.        Not App  VA     789-744


Domain Names:

realmfragrances.com

EXHIBIT 2



               GENERAL INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

         This Agreement is made as of this day of April 14, 2003, between Human Pheromone Sciences, Inc., a corporation organized and existing under the laws of the State of California, located at 84 West Santa Clara Street, Suite 720, San Jose, California 95113 (hereinafter referred to as the "Assignor") as the owner and registered proprietor of the trademarks, trademark customs deposits, copyrights, copyright customs deposits, and domain names in the United States of America and in various foreign jurisdictions as set forth on the attached Schedule (hereinafter referred to as the "IP Rights") and Niche Marketing, Inc., a corporation organized and existing under the laws of the State of New York, having an address at 35 Engel Street, Hicksville, New York 11801, United States of America (hereinafter called the "Assignee").

                                   WITNESSETH:

         WHEREAS, Assignor and Assignee entered into a Purchase Agreement dated April 14, 2003, (hereinafter referred to as the "Purchase Agreement");

         WHEREAS, Assignor is the owner of the IP Rights set forth on the attached Schedule, and

         WHEREAS, Assignee desires to acquire all right, title and interest in and to the IP Rights together with the goodwill of the business with which the IP Rights are used and which is symbolized by the IP Rights;

         NOW, THEREFORE, in consideration of the Purchase Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Assignor, by these presents, hereby sells, assigns, transfers and conveys unto the said Assignee, its successors and assigns, all of Assignor's right, title and interest, including, any and all common law rights, in and to the IP Rights together with their corresponding registrations and applications and with the goodwill of the business of the Assignor connected with the use of, as well as symbolized by, the aforesaid IP Rights, including, the right to sue and prosecute prior infringements in court and administratively, the Assignee therefore having the right, from today on, to consider itself the sole owner of the IP Rights, to use them as IP Rights of its own or else to dispose of them as best suits its interest, without giving rise to any claim whatsoever in this respect on the part of the Assignor in any event or at any time.

2. Assignor hereby agrees to execute specific confirmatory assignments and other supplementary documents (as may be required) in favor of the Assignee, for each of the countries in which there are IP Rights recited on the attached Schedule in order to effectuate recording of the assignment of the aforesaid IP Rights on the Registry of the countries recited on the attached Schedule.

3. Assignor hereby agrees to execute the necessary Registrant Name Change Agreement in favor the Assignee or to take any other necessary measures to effectuate recordal of the assignment of the domain name(s) recited on the attached Schedule at the appropriate domain name registry.

4. Assignor, at the request of Assignee and at Assignee's expense, further agrees to cooperate and assist Assignee in any legal requirements relating to the status, validity, or enforceability of the IP Rights, including, providing Assignee with any information regarding use of the IP Rights in connection with the prior manufacture, promotion, sale, and advertising of any products bearing the IP Rights.

5. Any and all representations and warranties made by Assignor to Assignee with respect to the IP Rights are set forth in the Purchase Agreement.

6. Assignor agrees to thereafter recognize Assignee's sole and exclusive ownership, right, title and interest in and to the IP Rights. The Assignor shall not directly nor indirectly challenge the ownership by the Assignee of the IP Rights, not claim adversely to Assignee any right, title and interest in and to the IP Rights and the Assignor agrees to furnish, upon the request of the Assignee, a written consent in support of any applications which may be filed by the Assignee.

7. This assignment shall extend to and be binding upon all successors, licensees and assigns of the parties hereto.

8. In the event the IP Rights are infringed by a third party and either the Assignor or the Assignee wishes to proceed against the infringing party, the other party shall assist the party taking the action. Each party, upon written request to the other, shall join in an action or actions of opposition, cancellation or infringement without incurring any further obligation. The cost incurred by such action shall be undertaken by the requesting party. In those jurisdictions where joint action is not possible or advisable, the requesting party having no rights, either by registration or at common law, shall request the party with the rights, in writing, to bring an action against any third party infringer. The requesting party shall undertake all costs and indemnify the requested party for any counterclaim or costs imposed as a result of said action.

9. In the event of any conflict between the terms and conditions of this General Intellectual Property Assignment Agreement and the Purchase Agreement, the Purchase Agreement will control.

         IN WITNESS WHEREOF, the said Assignor has hereunto set its hand and affixed its corporate seal as of the day and year first above written.

                                                HUMAN PHEROMONE SCIENCES, INC.


                                                /s/  William P. Horgan
                                                Title:  CEO


         IN WITNESS WHEREOF, the said Assignee has hereunto set its hand and affixed its corporate seal as of the day and year first above written.

                                                NICHE MARKETING, INC.



                                                /s/       Charles Famoso
                                                Title:  Chief Financial Officer


                                                NORTHERN GROUP, INC.



                                                /s/       Charles Famoso
                                                Title:  Chief Financial Officer:

EXHIBIT 3

                   Inventory Schedule Realm & innerRealm
                                                02/28/03

                                                                                      Available Quantities
                                                                --------------------------------------------------------------------
                  Item                           Number             Total            At Niche             At CEI          At HPSI
                  ----                           ------         ---------------   ----------------    --------------   -------------

REALM Men
50ml Cologne FG - Chinese                       92026000                1,177               1,013                               164
50 Ml. Cologne WIP(red no label)                92022070                4,214                                 4,214

50ml bottles red                               2002210105              19,271                                19,271
50 ml Caps                                     2002210201              21,033                                21,033
50 ml Pumps                                    2002210302              32,300                                32,300
R/M 50 ml Liner                                 92022151               10,875                                10,875
R/M 50 ml Packer                                92022155                1,500                                 1,500
R/M Oil                                        9202230001                   2                                     2

REALM Women Prod.
R/W 50 ml EDT FG  Japenese                      91025000                3,024               2,976                                48

50 ml. EDT WIP(red no label)                    91022070               11,858                                11,858

50 ml Bottles red                              1002210105              24,192                                24,192
50 ml Caps                                     1002210205              22,500                                22,500
50 ml Pumps                                    1002210302               4,300                                 4,300
R/W 50 ml Shipper                               91022110                  155                                   155
R/W 50 ml Liner (Note 1)                        91022151               11,600                                11,600
R/W 50 ml Packer                                91022155                1,850                                 1,850
EDT Oil                                        9102230001                  68                                    68

innerREALM
I/R 40ml EDT FGJapanese                         91245000                9,762               9,762
I/R 40ml EDT FG Chinese                         91246000                1,024               1,000                                24
40 Ml. EDT FG                                   10124000                  110                                                   110
75 Ml. EDT FG                                   10128000                  614                                                   614
75 Ml. EDT Tester                               99128000                  111                                                   111


EXHIBIT 3A

Inventory Schedule Realm & innerRealm
HPS To Retain
02/28/03


                  Item               Number   Quantity
                  -----              ------   --------


REALM Men
R/M 50 ml FG Shipper              2002211001      60
R/M 50 ml Shipper                   92022110      72


REALM Women Prod
R/W Refills Roulettes               10012000     867
R/W 4.6ml EDT                       10035000     180
R/W 15ml EDP WIP                    10055090   7,270
R/W Internet Special Set            80040000      10
R/W 15ml EDP Tester                 99050000   1,496
R/W Roulette WIP                    10011090     766

R/W Refill caps, Roulettes          10011102  10,000
R/W Platforms, Roulettes            10012109   3,600
R/W 15ml EDP Packer X 3             10055155   2,500
R/W 50ml EDT Shipper 48pk           91022110     155


innerREALM
I/R Shower Sponge                   60030164   2,852
I/R Vial on card                    10120000   6,350
I/R Roulette in Pouch             1012100001     200
innerREALM tablecloths              48824000   3,700
innerREALM overlays                 48827000   3,700

I/R Refill Caps, Roulette           10122102  11,116


Internal Corporate Use
R/M 7.25 oz Candle                  20186000      11
R/M 50 ml Cologne (red) Japanese    92025000       1
R/W 7.25 oz Candle                                 8